Exhibit 99.1

Evolution Petroleum Announces Results for Fiscal 2019 Third Quarter Ended March 31, 2019 and Declares Quarterly Common Stock Dividend

HOUSTON, TX / ACCESSWIRE / May 8, 2019 / Evolution Petroleum Corporation (NYSE American: EPM) (“Evolution” or the “Company”) today announced financial and operating highlights for its fiscal third quarter ended March 31, 2019, with comparisons to the fiscal second quarter ended December 31, 2018 (the ''prior quarter'') and the quarter ended March 31, 2018 (the ''year-ago quarter'').
Highlights for the Quarter:

•	Paid 22nd consecutive quarterly cash dividend and declared the next cash dividend of $0.10 per share for the quarter ending June 30, 2019

•	Net income was $2.4 million for the quarter, or $0.07 per common share

•	Revenues were $9.5 million, a decrease of 6.4% from the year-ago quarter due primarily to a 7% decline in realized oil price and a 43% decline in realized natural gas liquid (“NGL”) price

•	NGL production grew 60% while oil volumes were flat compared to the year-ago quarter

•	Increased working capital to $31.1 million after paying $3.3 million in common stock dividends
Robert Herlin, Executive Chairman and Interim CEO, said, “Evolution continues to demonstrate solid earnings and cash flow in the face of the significant, but abbreviated, downturn in realized oil and NGL prices that began in November and continued through February. Prices began to recover in March, aided by the substantial premium that our Louisiana Light Sweet oil received over NYMEX WTI, while production levels continued to benefit from the strategic infill program completed last year as well as ongoing field optimization. We remain positive in our ability to further maximize and grow our current asset with our low-cost structure. We continue to evaluate new opportunities that fit the criteria and strategy to enhance our current assets, production and net cash flows through careful and deliberate purchases of similar long-life producing properties. We are pleased that our previously announced CEO search has produced a number of very strong candidates that fit the standards and strategy of the Board. We are in the final stages of the process.”
Financial Results for the Quarter Ended March 31, 2019
During the current quarter, Evolution reported operating revenues of $9.5 million, based on an average realized oil price of $59.12 per barrel and an average realized NGL price of $16.37 per barrel. In the year-ago quarter, operating revenues were $10.2 million, based on an average oil price of $63.56 per barrel and an average realized NGL price of $28.56 per barrel. Evolution continues to benefit from the Louisiana Light Sweet premium over NYMEX WTI prices which has averaged in excess of $4 to $5 per barrel in the current and prior quarters. Compared to the year-ago quarter, current quarter NGL revenue decreased 8% to $0.5 million due to a 43% price decline to $16.37 per barrel, partially offset by a 60% increase in NGL volumes.
Operating income was $3.0 million, a decrease from $3.8 million in the year-ago quarter. Net income for the quarter was $2.4 million, or $0.07 per diluted share, compared to $3.2 million, or $0.09 per share, in the year-ago quarter.
Production costs in the Delhi field were $3.8 million in the current quarter, up 16% from $3.3 million in the year-ago quarter. Production costs for the quarter increased primarily due to a 36% increase in purchased CO2 volumes to 103 MMcf per day along with higher injections of CO2, partially offset by a 7% decrease in CO2 price per mcf, which correlates directly with realized oil price received at Delhi.
Depreciation, Depletion & Amortization expense for quarter increased $0.2 million compared to the year-ago quarter due to a 7% rise in production volumes to 181,429 BOE together with a 5% increase in amortization rate to $8.40 per BOE.

General and administrative expenses for the quarter decreased $0.6 million, or 35%, to $1.2 million compared to the year-ago quarter primarily due to $0.2 million of lower stock compensation and incentive bonus expenses and $0.4 million of lower litigation expense.
Lower income tax expense was primarily driven by the 37% decrease in pre-tax earnings compared to the prior quarter. The slightly higher effective tax rate in the current quarter had only a minor offsetting impact.
Delhi Operations and Capital Spending
Gross oil production averaged approximately 6,500 barrels per day during the quarter, a 4% decrease from the prior quarter, primarily due to scheduled plant maintenance in January. Gross NGL production for the quarter was approximately 1,250 barrels per day, up 23% from the prior quarter. The net production of approximately 2,030 barrels of oil equivalent per day (''BOEPD'') was relatively flat compared to the prior quarter and increased 7% compared to the year-ago quarter. All nine of the infill producing wells and all but one injection well were in operation at the end of the quarter. Production is expected to improve as the Company sees response to the new CO2 injectors and increases in injection volumes. The operator has been successful in new modifications to the facility, improving NGL plant efficiency and minimizing unplanned downtime resulting in improved NGL production in the current quarter and further improvements subsequent to quarter end. Evolution anticipates only modest amounts of capital spending in the Delhi field for the remainder of calendar 2019. The majority of capital will be dedicated to workover and conformance opportunities, which have been successfully generated and executed over the past few years.
Liquidity and Outlook
''Evolution ended the quarter with $31.1 million in working capital, continuing an upward trend of accumulating cash, even after distributing $3.3 million in common stock dividends during the quarter. The cash balance was $29.6 million with no debt outstanding. In February, the Company’s $40 million elected borrowing base was reconfirmed through periodic redetermination, positioning us strategically for potential acquisitions of primarily producing properties. Our financial resources are more than sufficient to fund continuing development of the Delhi field, continue the dividend program and capitalize on potential acquisition opportunities going forward,'' commented David Joe, Chief Financial Officer.
Cash Dividend on Common Stock
The Board of Directors declared a cash dividend of $0.10 per share of common stock, to be paid on June 28, 2019 to common stockholders of record on June 14, 2019. This will be the 23rd consecutive quarterly cash dividend on the common stock. Common stock dividends, which have been paid since 2013, are a core component of the Company's strategy.
Quarterly Conference Call
Evolution will hold its quarterly conference call on Thursday, May 9, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central). The call will be followed by a question and answer session. To access the conference call by phone, please dial 844-602-0380 (toll-free U.S. & Canada) or 862-298-0970 (toll International). To listen live via webcast or to hear a rebroadcast, please go to the Company’s website at www.EvolutionPetroleum.com.
A replay will be available two hours after the end of the conference call through June 9, 2019 and will be accessible by calling 877-481-4010 (toll-free United States & Canada); 919-882-2331 (toll International) with the replay pin number of 46952.
Upcoming Investor Conferences
The following is a list of conferences in which Evolution is scheduled to participate this Spring:

•	Louisiana Energy Conference, New Orleans, May 29-30, 2019

•	East Coast IDEAS Conference, Boston, June 12-13, 2019

About Evolution Petroleum
Evolution Petroleum Corporation is an oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management and development of oil and gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Our largest current asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook" and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.
Company Contact:
David Joe, SVP and CFO
(713) 935-0122
djoe@evolutionpetroleum.com

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,		Dec. 31,	March 31,
	2019	2018	2018	2019	2018
Revenues
Crude oil	$9,032,032	$9,639,238	$10,515,875	$30,945,359	$27,654,128
Natural gas liquids	468,525	511,917	532,243	1,910,395	1,825,214
Natural gas	471	—	—	471	—
Total revenues	9,501,028	10,151,155	11,048,118	32,856,225	29,479,342
Operating costs
Production costs	3,793,008	3,262,192	3,452,168	10,703,606	8,791,695
Depreciation, depletion and amortization	1,558,130	1,383,148	1,603,633	4,710,223	4,580,161
General and administrative expenses *	1,196,935	1,842,548	1,258,570	3,760,767	5,078,508
Total operating costs	6,548,073	6,487,888	6,314,371	19,174,596	18,450,364
Income from operations	2,952,955	3,663,267	4,733,747	13,681,629	11,028,978
Other
Enduro transaction breakup fee	—	—	—	1,100,000	—
Interest and other income	65,831	21,345	59,858	172,260	52,036
Interest expense	(28,789)	(30,525)	(29,345)	(87,479)	(71,436)
Income before income taxes	2,989,997	3,654,087	4,764,260	14,866,410	11,009,578
Income tax provision (benefit)	591,122	585,733	859,695	2,767,169	(4,076,156)
Net income available to common stockholders	$2,398,875	$3,068,354	$3,904,565	$12,099,241	$15,085,734
Earnings per common share
Basic	$0.07	$0.09	$0.12	$0.36	$0.46
Diluted	$0.07	$0.09	$0.12	$0.36	$0.45
Weighted average number of common shares
Basic	33,186,665	33,171,514	33,167,159	33,151,786	33,123,185
Diluted	33,196,197	33,191,312	33,176,503	33,163,661	33,155,870

* General and administrative expenses for the three months ended March 31, 2019 and 2018 and December 31, 2018 included non-cash stock-based compensation expenses of $208,665, $352,420, and $254,111, respectively. For the nine months ended March 31, 2019 and 2018, non-cash stock-based compensation expenses were $678,149 and $1,324,230 respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	March 31, 2019	June 30, 2018
Assets
Current assets
Cash and cash equivalents	$29,550,385	$24,929,844
Restricted cash	—	2,751,289
Receivables	3,687,016	3,941,916
Prepaid expenses and other current assets	679,871	524,507
Total current assets	33,917,272	32,147,556
Oil and natural gas properties, net (full-cost method of accounting)	61,333,933	61,239,746
Other property and equipment, net	20,120	30,407
Total property and equipment	61,354,053	61,270,153
Other assets	220,190	244,835
Total assets	$95,491,515	$93,662,544
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,123,776	$3,432,568
Accrued liabilities and other	571,009	874,886
State and federal income taxes payable	99,918	122,760
Total current liabilities	2,794,703	4,430,214
Long term liabilities
Senior secured credit facility (Note 13)	—	—
Deferred income taxes	11,189,060	10,555,435
Asset retirement obligations	1,533,083	1,387,416
Total liabilities	15,516,846	16,373,065
Commitments and contingencies (Note 14)
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 33,186,665 and 33,080,543 shares issued and outstanding as of March 31, 2019 and June 30, 2018, respectively	33,186	33,080
Additional paid-in capital	42,297,050	41,757,645
Retained earnings	37,644,433	35,498,754
Total stockholders’ equity	79,974,669	77,289,479
Total liabilities and stockholders’ equity	$95,491,515	$93,662,544

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net income attributable to the Company	$12,099,241	$15,085,734
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,721,590	4,622,361
Stock-based compensation	678,149	1,324,230
Deferred income tax expense (benefit)	633,625	(5,072,214)
Changes in operating assets and liabilities:
Receivables	254,900	(1,223,271)
Prepaid expenses and other current assets	(155,364)	(294,973)
Accounts payable and accrued liabilities	123,853	73,678
Income taxes payable	(22,842)	—
Net cash provided by operating activities	18,333,152	14,515,545
Cash flows from investing activities
Capital expenditures for oil and natural gas properties	(6,369,363)	(1,668,820)
Capital expenditures for other property and equipment	(2,337)	(6,033)
Net cash used in investing activities	(6,371,700)	(1,674,853)
Cash flows from financing activities
Cash dividends to common stockholders	(9,953,562)	(8,286,486)
Common share repurchases, including shares surrendered for tax withholding	(138,638)	(395,550)
Net cash used in financing activities	(10,092,200)	(8,682,036)
Net increase in cash, cash equivalents and restricted cash	1,869,252	4,158,656
Cash, cash equivalents and restricted cash, beginning of period	27,681,133	23,028,153
Cash, cash equivalents and restricted cash, end of period	$29,550,385	$27,186,809

Supplemental disclosures of cash flow information:	Nine Months Ended March 31,
	2019	2018
Income taxes paid	$2,362,919	$1,456,754
Non-cash transactions:
Change in accounts payable used to acquire oil and natural gas properties	(1,748,122)	622,185
Oil and natural gas property costs incurred through recognition of asset retirement obligations	84,999	(778)

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	March 31, 2019	Dec. 31, 2018	Variance	Variance%
Oil and gas production
Crude oil revenues	$9,032,032	$10,515,875	$(1,483,843)	(14.1)%
NGL revenues	468,525	532,243	(63,718)	(12.0)%
Natural gas revenues	471	—	471	n.m.
Total revenues	$9,501,028	$11,048,118	$(1,547,090)	(14.0)%

Crude oil volumes (Bbl)	152,776	163,361	(10,585)	(6.5)%
NGL volumes (Bbl)	28,626	23,701	4,925	20.8%
Natural gas volumes (Mcf)	160	—	160	n.m.
Equivalent volumes (BOE)	181,429	187,062	(5,633)	(3.0)%

Crude oil (BOPD, net)	1,698	1,776	(78)	(4.4)%
NGLs (BOEPD, net)	318	258	60	23.3%
Natural gas (BOEPD, net)	n.m.	—	n.m.	n.m.
Equivalent volumes (BOEPD, net)	2,016	2,034	(18)	(0.9)%

Crude oil price per Bbl	$59.12	$64.37	$(5.25)	(8.2)%
NGL price per Bbl	16.37	22.46	(6.09)	(27.1)%
Natural gas price per Mcf	2.94	—	2.94	n.m.
Equivalent price per BOE	$52.37	$59.06	$(6.69)	(11.3)%

CO2 costs	$1,873,720	$1,504,930	$368,790	24.5%
Other production costs	1,919,288	1,947,238	(27,950)	(1.4)%
Total production costs	$3,793,008	$3,452,168	$340,840	9.9%

CO2 costs per BOE	$10.33	$8.05	$2.28	28.3%
All other production costs per BOE	10.58	10.40	0.18	1.7%
Production costs per BOE	$20.91	$18.45	$2.46	13.3%

CO2 volumes (Mcf, gross)	9,294,903	7,016,703	2,278,200	32.5%
CO2 volumes (MMcf per day, gross)	103.3	76.3	27.0	35.4%

DD&A of proved oil and gas properties	$1,523,990	$1,571,321	$(47,331)	(3.0)%
Depreciation of other property and equipment	4,338	4,143	195	4.7%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	26,411	24,778	1,633	6.6%
Total DD&A	$1,558,130	$1,603,633	$(45,503)	(2.8)%

Oil and gas DD&A rate per BOE	$8.40	$8.40	$—	—%

n.m. Not meaningful.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018	Variance	Variance %
Oil and gas production
Crude oil revenues	$9,032,032	$9,639,238	$(607,206)	(6.3)%
NGL revenues	468,525	511,917	(43,392)	(8.5)%
Natural gas revenues	471	—	471	n.m.
Total revenues	$9,501,028	$10,151,155	$(650,127)	(6.4)%

Crude oil volumes (Bbl)	152,776	151,665	1,111	0.7%
NGL volumes (Bbl)	28,626	17,926	10,700	59.7%
Natural gas volumes (Mcf)	160	—	160	n.m.
Equivalent volumes (BOE)	181,429	169,591	11,838	7.0%

Crude oil (BOPD, net)	1,698	1,685	13	0.8%
NGLs (BOEPD, net)	318	199	119	59.8%
Natural gas (BOEPD, net)	n.m.	—	n.m.	n.m.
Equivalent volumes (BOEPD, net)	2,016	1,884	132	7.0%

Crude oil price per Bbl	$59.12	$63.56	$(4.44)	(7.0)%
NGL price per Bbl	16.37	28.56	(12.19)	(42.7)%
Natural gas price per Mcf	2.94	—	2.94	n.m.
Equivalent price per BOE	$52.37	$59.86	$(7.49)	(12.5)%

CO2 costs	$1,873,720	$1,459,349	$414,371	28.4%
Other production costs	1,919,288	1,802,843	116,445	6.5%
Total production costs	$3,793,008	$3,262,192	$530,816	16.3%

CO2 costs per BOE	$10.33	$8.61	$1.72	20.0%
All other production costs per BOE	10.58	10.63	(0.05)	(0.5)%
Production costs per BOE	$20.91	$19.24	$1.67	8.7%

CO2 volumes (Mcf, gross)	9,294,903	6,816,453	2,478,450	36.4%
CO2 volumes (MMcf per day, gross)	103.3	75.7	27.6	36.5%

DD&A of proved oil and gas properties	$1,523,990	$1,353,340	$170,650	12.6%
Depreciation of other property and equipment	4,338	4,153	185	4.5%
Amortization of intangibles	3,391	3,392	(1)	—%
Accretion of asset retirement obligations	26,411	22,263	4,148	18.6%
Total DD&A	$1,558,130	$1,383,148	$174,982	12.7%

Oil and gas DD&A rate per BOE	$8.40	$7.98	$0.42	5.3%

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Nine Months Ended March 31,
	2019	2018	Variance	Variance %
Oil and gas production
Crude oil revenues	$30,945,359	$27,654,128	$3,291,231	11.9%
NGL revenues	1,910,395	1,825,214	85,181	4.7%
Natural gas revenues	471	—	471	n.m.
Total revenues	$32,856,225	$29,479,342	$3,376,883	11.5%

Crude oil volumes (Bbl)	475,043	496,169	(21,126)	(4.3)%
NGL volumes (Bbl)	76,728	69,205	7,523	10.9%
Natural gas volumes (Mcf)	160	—	160	n.m.
Equivalent volumes (BOE)	551,798	565,374	(13,576)	(2.4)%

Crude oil (BOPD, net)	1,734	1,811	(77)	(4.3)%
NGLs (BOEPD, net)	280	252	28	11.1%
Natural gas (BOEPD, net)	n.m.	—	n.m.	n.m.
Equivalent volumes (BOEPD, net)	2,014	2,063	(49)	(2.4)%

Crude oil price per Bbl	$65.14	$55.74	$9.40	16.9%
NGL price per Bbl	24.90	26.37	(1.47)	(5.6)%
Natural gas price per Mcf	2.94	—	2.94	n.m.
Equivalent price per BOE	$59.54	$52.14	$7.40	14.2%

CO2 costs	$4,862,502	$3,813,192	$1,049,310	27.5%
Other production costs	5,841,104	4,978,503	862,601	17.3%
Total production costs	$10,703,606	$8,791,695	$1,911,911	21.7%

CO2 costs per BOE	$8.81	$6.74	$2.07	30.7%
All other production costs per BOE	10.59	8.81	1.78	20.2%
Production costs per BOE	$19.40	$15.55	$3.85	24.8%

CO2 volumes (Mcf, gross)	22,715,888	19,599,118	3,116,770	15.9%
CO2 volumes (MMcf per day, gross)	82.9	71.5	11.4	15.9%

DD&A of proved oil and gas properties	$4,612,053	$4,490,545	$121,508	2.7%
Depreciation of other property and equipment	12,624	12,578	46	0.4%
Amortization of intangibles	10,173	10,173	—	—%
Accretion of asset retirement obligations	75,373	66,865	8,508	12.7%
Total DD&A	$4,710,223	$4,580,161	$130,062	2.8%

Oil and gas DD&A rate per BOE	$8.36	$7.94	$0.42	5.3%

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